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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                  INVESCO QUALITY MUNICIPAL INVESTMENT TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Investment Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect six Trustees by the holders of Common Shares and Preferred Shares voting together as a single class, each of whom will serve for a three-year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                             Votes     Votes
                  Matter                      For     Against
                  ------                   ---------- -------
                  (1). James T. Bunch..... 12,382,192 841,845
                       Bruce L. Crockett.. 12,372,481 851,556
                       Rodney F. Dammeyer. 12,374,241 849,796
                       Jack M. Fields..... 12,393,316 830,721
                       Martin L. Flanagan. 12,393,280 830,757
                       Carl Frischling.... 12,367,346 856,691

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Quality Municipal Income Trust by the holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                    Votes    Votes   Votes   Broker
           Matters                   For    Against Abstain Non-Votes
           -------                --------- ------- ------- ---------
           (1). Common Shares.... 7,517,582 445,393 294,568 5,168,644
                Preferred Shares.       518       0       0         0
           (2). Common Shares.... 7,355,461 634,455 267,627 5,168,644
                Preferred Shares.       518       0       0         0